EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

BioScrip, Inc.:

We consent to the use of our reports dated March 3, 2016, with respect to the consolidated balance sheets of BioScrip, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ (deficit) equity, and cash flows for each of the years in the two-year period ended December 31, 2015, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Minneapolis, Minnesota

March 31, 2016